UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 11, 2006

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.   Unregistered Sales of Equity Securities

On July 11, 2006 the Company issued a news release reporting that in response to proposals from three additional holders of the Company’s Depositary Shares (each Depositary Share represents one-quarter of one share of Series A Convertible Exchangeable Preferred Stock) the Company has agreed to exchange a total of 88,918 Depositary Shares at an exchange ratio of 1.8691 shares of Common Stock for each Depositary Share, compared to the conversion ratio of 1.708 provided for under the terms of Certificate of Designation governing the preferred stock. Under the Certificate of Designation governing the preferred stock, a holder of Depositary Shares is not entitled to receive accrued but unpaid dividends upon conversion of the Depositary Shares into Common Stock. While the Company can redeem preferred shares at any time for the redemption value of $25 plus dividend arrearages paid in cash, the Company has agreed to the negotiated exchanges as a cash conservation measure and because they reduce the number of outstanding Depositary Shares, thereby eliminating the associated future dividend requirements and expense.

Agreements with the depositary shareholders were reached on May 23, June 7 and 26, 2006 for the exchange of 15,083, 12,800 and 61,035 Depositary Shares, respectively. The exchanges are exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended, and occurred on or before July 6, 2006.

The Company has exchanged 179,818 Depositary Shares to-date at an exchange ratio of 1.8691. Following these exchanges, 640,515 Depositary Shares remain outstanding.

Item 9.01.   Financial Statements and Exhibits

          (c)   Exhibits

                 Exhibit 99.1 - Press release dated July 11, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: July 11, 2006	By: /s/ Roger D. Wiegley
Roger D. Wiegley
General Counsel
(A Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 11, 2006